Exhibit 10.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
This Fourth Amendment to Employment Agreement (“Fourth Amendment”) is made effective as of ____________ (the “Fourth Amendment Effective Date”) by and between Subroto Mukerji (“Employee”) and Rackspace US, Inc. (“Company”).

WHEREAS, Company and Employee are parties to that certain Employment Agreement effective July 1, 2019, First Amendment to Employment Agreement effective September 11, 2019, Second Amendment to Employment Agreement effective August 17, 2020 and Third Amendment to Employment Agreement effective September 15, 2021 (the “Agreement”);

WHEREAS, the parties wish to enter into a two-year term agreement commencing on July 1, 2022 and ending on June 30, 2024 (the “Employment Period”). The Employment Period will thereafter be automatically extended for one year periods unless either Company or Employee gives written notice of non-renewal no later than ninety days prior to the expiration of the then-applicable Employment Period. The term “Employment Period” shall refer to the Employment Period if and as so extended.

WHEREAS, Company and Employee wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Fourth Amendment, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Unless otherwise defined herein, all capitalized terms used in this Fourth Amendment shall have the same meanings ascribed to them in the Agreement.

2.Section 7(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
(a) To further preserve the Confidential Information, Employee agrees that during employment and for twelve (12) months after employment termination date (“Restricted Period”), Employee will not work, as an employee, contractor, officer, owner, consultant, or director, in any business anywhere in the world that sells managed, dedicated, or cloud computing services substantially similar to those services provided by the Company, including but not limited to (i) professional advisory services for the migration, deployment or management of cloud technologies; (ii) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared, or virtual) and network connectivity in a datacenter for remote use via the Internet; (iii) hosted or managed email, storage, collaboration, compute, virtual networking, applications and similar services, or (iv) any related IT services or products substantially similar to the Company’s products or services, all of the foregoing being defined for the purposes of this Agreement as “Competitive IT Services.” Notwithstanding the foregoing, (i) Employee shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than two percent (2%) of the outstanding interest in such business, and (ii) the foregoing restriction shall not prevent Employee from becoming an employee of a contractor for a division of any Competitive IT Services, and as long as Employee does not, during the Restricted Period, perform services (including but not limited to providing information, advice, strategy, recruiting or any other interaction with regard to business matters) for any division of such company that provides Competitive IT Services.
4862-7218-4329.1

3.Section 9(d) of the Agreement is hereby amended and restated in its entirety to read as follows:
Non-Renewal or Termination without Good Reason by Employee. If Employee gives notice of non-renewal under Section 1 or gives notice of termination without Good Reason, Company shall determine the employment termination date and will pay accrued and unpaid base salary through the employment termination date, and any payments required under applicable employee benefit plans (other than plans that provide for severance or termination payments or benefits). If the employment termination date is before the end of the Notice Period (as defined herein), Employee signs and does not revoke a Severance Agreement and General Release of claims in a form reasonably satisfactory to Company (a “Release”) and subject to Employee’s compliance with the terms of this Agreement, then Company will (i) in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee’s pro-rata base salary through the end of the Notice Period, and (ii) accelerate the vesting of any time-based equity awards that would have, but for the Employee’s termination of employment, vested before the end of the Notice Period. “Notice Period” shall mean the: (i) ninety days prior to the expiration of the then-applicable Employment Period for notice of non-renewal; or (ii) sixty days prior to the last date of employment specified in his notice of termination without Good Reason.
4.Sections 9(a) and (b) are deleted in their entirety and 9(g) is added to the Agreement:
Timing of Payments After Termination of Employment
(1) Death or Disability: If Employee’s employment is terminated by reason of death or disability, then Company shall: (i) within thirty (30) days of the employment termination date, accelerate the vesting of any equity awards that would have, but for the Employee’s termination of employment, vested within twelve (12) months of the employment termination date; and (ii) issue payment to Employee (or Employee’s designee or estate if due to death) as follows:
    (x) Accrued but unpaid base salary shall be paid in accordance with applicable law and no later than 30 days after termination of employment;
    (y) Pro-rata annual bonus shall be paid out at the same time as annual bonuses for such fiscal year of the Company are paid to the Company’s other similarly situated employees; and
    (z) any payments required under the applicable employee benefits plans as promptly following the date of employment termination as is reasonably feasible.
(2) Timing: Whenever a payment under this Agreement specifies a payment period with a reference to a number of days (e.g., “payment shall be made within thirty (30) days following the termination date”), the actual date of payment within the specified period shall be within the sole discretion of the Company, and if such payment spans two taxable years, then payment will be made in the second taxable year.
(3) Offset or Reduction: There shall be no offset or reduction against any payments, compensation or benefits under this Agreement if such offset or reduction would result in the imposition of additional taxes, interest or penalties under Section 409A on any payment, benefit or entitlement payable to Employee.

5. All other terms of the Agreement not expressly amended herein shall remain in full force and effect.

EMPLOYEE:

/s/ Subroto Mukerji
Subroto Mukerji		Date: April 15, 2022

COMPANY:

/s/ Brenna Nava		Date: April 15, 2022
Rackspace US, Inc.
By:	Brenna Nava
Title:	VP & Deputy General Counsel